EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Press Contact:

Stephen Giusto

Chief Financial Officer

(714) 430-6500

steve.giusto@resources-us.com

Resources Connection, Inc. Reports Year-end Results and Completes ETM Acquisition

Revenues highest in firm’s history

Costa Mesa, Calif., July 15, 2003 — Resources Connection, Inc. (NASDAQ: RECN), an international professional services firm that provides accounting and finance, human capital, information technology, procurement and internal audit/risk management services on a project basis, today announced financial results for its fourth quarter and year ended May 31, 2003. The Company also confirmed that it has completed the previously announced transaction to acquire all the outstanding capital shares of Ernst & Young’s subsidiary, Executive Temporary Management BV (“ETM”) in the Netherlands.

Year End Results

Total revenues improved 36.5% to $59.0 million for the fourth quarter of fiscal 2003, from $43.3 million for the comparable quarter in fiscal 2002. Net income for the quarter ended May 31, 2003 was $4.1 million, or $0.18 per diluted share, compared to net income of $2.7 million or $0.12 per diluted share in the May 2002 quarter.

Revenues for the fiscal year ended May 31, 2003 increased 11.2% to $202.0 million compared to $181.7 million for the fiscal year ended May 31, 2002. Net income was $12.5 million, or $0.55 per diluted share, for the year ended May 31, 2003, versus $13.3 million, or $0.58 per diluted share, in fiscal 2002.

“We are pleased with our third consecutive quarter of year-over-year growth,” said Chairman and CEO Donald Murray. “The investments that we have made for the last year in growth initiatives, such as Resources Audit Solutions (RAS), a subsidiary delivering internal audit and risk management and compliance services to our clients in these times of tremendous change, are helping to fuel some of this growth. We grew 11% year-over-year in a still challenging economic environment.

“Though we experienced a favorable trend of weekly revenue growth during the fourth quarter, the first quarter of our fiscal year can be impacted by the summer holidays and slow-downs in spending at our clients. We need to continue to identify opportunities at current and prospective clients. Our international expansion plans continue as well, as we completed both the acquisition of Resources Australia from Deloitte Touche Tohmatsu and ETM from Ernst & Young in the Netherlands.”

Acquisition of ETM

In a press release dated May 21, 2003, Resources Connection announced the signing of a memorandum of understanding to acquire the shares of ETM. ETM is considered a market leader in the interim management industry in the Netherlands. The all cash transaction was completed after the close of trading on US exchanges today. The purchase price was €26.0 million ($29.4 million). (A conversion rate of $1.13 for each €1 was used in converting all amounts disclosed).

ETM reported revenues for the nine months ended March 31, 2003 of €40.2 million ($45.4 million) with net income of €429,000 ($485,000) and revenues of €64 million ($72 million) for the year ended June 30, 2002 with net income of €508,000 ($574,000). (All amounts presented for ETM throughout this release are unaudited amounts).

In determining the purchase price for its acquisition of ETM, Resources considered, among other factors, that:

•	For the year ended June 30, 2002, ETM’s parent, Ernst & Young, charged ETM a service and referral fee of €5.5 million ($6.2 million) and that ETM received a credit of €679,000 ($767,000) for service and referral fees in the nine months ended March 31, 2003. As a result of the acquisition, this service and referral fee arrangement was terminated.

•	During fiscal 2003, ETM completed a restructuring to downsize the company due to slowing revenues as a result of independence issues in serving Ernst & Young audit clients and incurred non-recurring charges associated with leaving Ernst & Young.

•	ETM recognized depreciation expense of €445,000 ($503,000) and €281,000 ($318,000) and incurred taxes under a tax sharing arrangement with its parent of €274,000 ($310,000) and €225,000 ($254,000) in the year ended June 30, 2002 and the nine months ended March 31, 2003, respectively.

“While we were proud to be part of Ernst & Young, our ability to comprehensively serve our clients was restricted within the firm but will be augmented as a part of Resources Connection,” said Leo Witvliet, ETM’s chief executive. “We are enthusiastic about market opportunities in the Netherlands and about our ability to capitalize on those opportunities.” The management team of ETM, including ETM’s three managing partners from Ernst & Young, will remain with ETM after the transaction and lead the integration of the ETM practice into Resources Connection. The company will operate under the name Resources Connection.NL B.V., and will continue to operate out of its six existing locations.

“This acquisition establishes a strong presence in continental Europe and provides multinational companies with an independent alternative to the Big Four audit firms, relieving any concerns surrounding potential conflicts of interest,” said Donald Murray, CEO and Chairman of Resources Connection. “We look forward to taking full advantage of the market opportunities that this acquisition has created.”

Resources Connection, Inc. is an international professional services firm that provides accounting and finance, human capital, information technology and procurement services on a project basis. The Company also provides internal audit, risk assessment, corporate governance and compensation consulting through its wholly owned subsidiaries. Headquartered in Costa Mesa, California, the company operates from 51 domestic offices and 13 international offices. More information about the company is available at www.resourcesconnection.com.

Resources Connection was founded in June 1996 by a team from Deloitte & Touche, and became independent in April 1999, following a management buyout. In December 2000, the Company completed its initial public offering and listed on NASDAQ. The U.S. client portfolio boasts 30 of the Fortune 50 companies. The company was recently named to Forbes Best 200 Small Companies list.

Resources Connection will hold a conference call for interested analysts and investors at 5:00 pm, EDT today, July 15, 2003. This conference call will be available for listening via a webcast on the Company’s Internet web site, at www.resourcesconnection.com.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Such statements and all phases of Resources Connection’s operations are subject to known and unknown risks, uncertainties and other factors, including seasonality, overall economic conditions and other factors and uncertainties as are identified in Resources Connection’s Form S-1, as amended (File No. 333-65272), Form 10-K for the year ended May 31, 2002, and Form 10-Q’s for the quarters ended August 31, 2002, November 30, 2002 and February 28, 2003 (File No. 0-32113). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Resources Connection’s, and its industry’s, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company undertakes no obligation to update the forward-looking statements in this press release.

RESOURCES CONNECTION, INC.

SUMMARY OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended May 31,		Year Ended May 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)

Revenue	$59,048	$43,250	$202,022	$181,677

Direct costs of services	35,285	25,592	121,648	108,715

Gross profit	23,763	17,658	80,374	72,962

Selling, general and administrative expenses	16,534	13,164	58,248	50,688

Operating income	7,229	4,494	22,126	22,274

Amortization of intangible assets	200	32	655	125

Depreciation expense	335	320	1,290	1,180

Interest income	(238)	(327)	(1,077)	(1,183)

Income before provision for income taxes	6,932	4,469	21,258	22,152

Provision for income taxes	2,843	1,788	8,716	8,861

Net income	$4,089	$2,681	$12,542	$13,291

Diluted net income per share	$0.18	$0.12	$0.55	$0.58

Diluted shares	23,143	23,049	22,896	22,862

RESOURCES CONNECTION, INC.

SELECTED BALANCE SHEET DATA

(in thousands)

	May 31, 2003	May 31, 2002
	(unaudited)	(unaudited)

Cash, cash equivalents and long-term marketable securities	$68,078	$55,745

Accounts receivable, less allowances	$26,635	$19,961

Total assets	$155,938	$131,477

Current liabilities	$20,942	$16,243

Total stockholders’ equity	$133,534	$113,471